As filed with the Securities and Exchange Commission on January 12, 2009.

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________

VALLEY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1702380 (I.R.S. Employer Identification Number)

36 Church Avenue, S.W.

Roanoke, Virginia 24011

(540) 342-2265

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

__________________

Ellis L. Gutshall

President and Chief Executive Officer

Valley Financial Corporation

36 Church Avenue, S.W.

Roanoke, Virginia 24011

(540) 342-2265

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

__________________

Copies to:

Wayne A. Whitham, Jr., Esq.

Charles W. Kemp, Esq.

Williams Mullen

Two James Center

1021 East Cary Street

Richmond, Virginia 23219

(804) 643-1991

___________

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Warrant to Purchase Common Stock, no par value per share, and underlying shares of Common Stock (1)	344,742 (1)	$6.97 (2)	$2,402,852 (2)	$94.43

(1)

There are being registered hereunder (a) a warrant for the purchase of 344,742 shares of common stock with an initial per share exercise price of $6.97, (b) the 344,742 shares of common stock issuance upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(2)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $6.97.

__________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 12, 2009

Prospectus

VALLEY FINANCIAL CORPORATION

WARRANT TO PURCHASE 344,742 SHARES OF COMMON STOCK

344,742 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of a warrant to purchase 344,742 shares of our common stock and any shares of our common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant, along with a new series of preferred stock, our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), was issued by us pursuant to the Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement — Standard Terms (collectively, the “Purchase Agreement”), between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling securityholders.

The warrant is not listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange.

Our common stock is traded on the Nasdaq Capital Market under the symbol “VYFC.” On January 9, 2009, the closing price of our common stock on the Nasdaq Capital Market was $5.26 per share. You are urged to obtain current market quotations of our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

Our principal executive offices are located at 36 Church Avenue, S.W., Roanoke, Virginia 24011 and our telephone number is (540) 342-2265. Our Internet address is http://www.myvalleybank.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process.  Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  We urge you to read this prospectus and, if applicable, any prospectus supplement together with additional information described under the headings “Available Information” and “Incorporation of Certain Documents by Reference.”

As used in this prospectus, “Valley Financial Corporation,” “the Company,” “we,” “us,” and “ours” refer to Valley Financial Corporation and its subsidiaries.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”). You may read and copy any of these filed documents at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

Our Internet address is www.myvalleybank.com.  The Company makes available on its website, free of charge, its periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after the Company files such material with, or furnishes such material to, the SEC, as applicable.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 20, 2008;
•

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 12, 2008; for the quarter ended June 30, 2008 filed with the SEC on August 13, 2008; and for the quarter ended September 30, 2008 filed with the SEC on November 13, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on November 28, 2008 and December 15, 2008; and
•	The description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on April 26, 1996.

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to Valley Financial Corporation, 36 Church Avenue, S.W., Roanoke, Virginia 24011, Attention: Kimberly B. Snyder.  Telephone requests for copies should be directed to (540) 342-2265.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

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SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference to our annual report and quarterly reports, and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of us and this offering before making an investment decision. In particular, we incorporate important business and financial information in this prospectus by reference.

Valley Financial Corporation

We are a bank holding company incorporated under the laws of the Commonwealth of Virginia and serve as the holding company for Valley Bank, a state-chartered commercial bank organized under the laws of the Commonwealth of Virginia, and its subsidiaries. Valley Bank conducts banking operations through eight locations in the Roanoke area of Virginia and is regulated by the Federal Reserve and the Virginia Bureau of Financial Institutions. We also own Valley Financial (VA) Statutory Trust I, Valley Financial (VA) Statutory Trust II and Valley Financial Statutory Trust III, all entities formed to issue trust preferred securities.

Our common stock is traded on the Nasdaq Capital Market under the ticker symbol “VYFC.”

Our principal executive offices are located at 36 Church Avenue, S.W., Roanoke, Virginia 24011 and our telephone number is (540) 342-2265.

Securities Being Offered

On December 12, 2008, we entered into a Letter Agreement and a Securities Purchase Agreement — Standard Terms with the United States Department of the Treasury, pursuant to which we agreed to issue and sell, and the Treasury agreed to purchase, (i) 16,019 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase up to 344,742 shares of our common stock, no par value per share, at an initial exercise price of $6.97 per share. The warrant was immediately exercisable upon its issuance and will expire on December 12, 2018.

The issuance of the Series A Preferred Stock and the warrant were completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act of 1933. We were required under the terms of the Securities Purchase Agreement to register for resale the warrant and the shares of our common stock underlying the warrant. The terms of the warrant and our common stock are described under “Description of the Warrant” and “Description of Capital Stock.” The Securities Purchase Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on December 15, 2008 and incorporated into this prospectus by reference. See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, any risks described in any applicable prospectus supplement and the risks relating to our common stock described below, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Specific to the Common Stock

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 12, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities.  In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock.  These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock.  Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future.

The Series A Preferred Stock impacts net income available to our Common Shareholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on the Series A Preferred Stock will reduce the net income available to Common Shareholders and our earnings per common share.  The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series A Preferred Stock is exercised.  The shares of common stock underlying the warrant represent approximately 7% of the shares of our common stock outstanding as of January 1, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).  Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

The price of our common stock can be volatile.

The price of our common stock can fluctuate widely in response to a variety of factors. Factors include actual or anticipated variations in our quarterly operating results, recommendations by securities analysts, operating and stock price performance of other companies, news reports, results of litigation and other factors, including those described in this “Risk Factors” section. General market fluctuations, industry factors and general economic conditions and events, such as economic slowdowns or recessions, interest rate changes and credit loss trends could also cause our common stock price to decrease regardless of our operating results. Our common stock also has a low average daily trading volume relative to many other stocks, which may limit an investor’s ability to quickly accumulate or divest themselves of large blocks of our stock. This can lead to significant price swings even when a relatively small number of shares are being traded.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations include, but are not limited to, changes in:

•	Interest rates;
•	General economic conditions, either nationally or regionally;
•	The legislative/regulatory climate;
•	Monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	Demand for loan products;
•	Deposit flows;
•	Competitive pressures among depository and other financial institutions;
•	Demand for financial services in our market area;
•	Technology; and
•	Accounting principles, policies and guidelines.

Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus. See also “Risk Factors” contained herein and therein.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our Articles of Incorporation, as amended, and Bylaws, as amended. Copies of the Articles of Incorporation, as amended, and Bylaws, as amended, have been filed with the Securities and Exchange Commission and are incorporated into this prospectus.

General

Our authorized capital stock consists of 10,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of January 1, 2009, there were 4,678,851 shares of common stock outstanding and 16,019 shares of Series A Preferred Stock outstanding.

Common Stock

Dividend Rights. The Company may pay dividends as declared from time to time by the board out of funds that are legally available, subject to certain restrictions imposed by state and federal laws.

Voting Rights. In all elections of directors, a shareholder has the right to cast one vote for each share of stock held by him or her for as many persons as there are directors to be elected. We do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock held by him or her and entitled to vote.

Preemptive Rights. Holders of common stock do not have preemptive rights with respect to issues of common stock. Accordingly, your share ownership may be diluted if the board decides to issue additional stock in the future.

Liquidation Rights. Upon liquidation, after payment of all creditors, the remaining assets of our company would be distributed to the holders of common stock on a pro-rata basis, subject to the rights of the holders of any share of the Company’s preferred stock that may be issued from time to time.

Calls and Assessments. All common stock outstanding is fully paid and non-assessable.

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Preferred Stock

The Board of Directors may, from time to time, by action of a majority, issues shares of the authorized, undesignated preferred stock, in one or more class or series. In connection with any such issuance, the Board of Directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.

As of the date hereof, the Board of Directors has created one series of preferred stock, the Series A Preferred Stock, which was issued to the Treasury.  The Series A Preferred Stock consists of 16,019 shares having a liquidation amount per share equal to $1,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year, prior to the payment of dividends on any shares of Junior Stock, as defined in our Articles of Incorporation, as amended. The Company may not redeem the Series A Preferred Stock during the first three years except with the proceeds from a “qualified equity offering.” After three years, the Company may, at its option, redeem the Series A Preferred Stock at the liquidation amount plus accrued and unpaid dividends.

The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to the third anniversary of issuance, unless the Company has redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, the consent of the Treasury will be required for the Company to increase its common stock dividend or repurchase its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the

Purchase Agreement. In the event that we do not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of our board of directors will automatically be increased by two and the holders of the Series A Preferred Stock shall have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full.  The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to the Articles of Incorporation designating such series.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General. The following is a summary of the material provisions of the Company’s Articles of Incorporation and Bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders.

Issuance of Additional Shares. Our Board of Directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of the Company, and the board has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent Board of Directors and management to retain their respective positions.

Classification of the Board of Directors. Currently, our Articles of Incorporation provide that our Board of Directors shall be divided into three classes, which shall be as nearly equal in number as possible. In such case, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. At the current time, there are 16 members of the Board of Directors, all of whom are serving staggered three-year terms. As a result, approximately one-third of the members of the Board of Directors of the Company are elected each year, and two annual meetings are required for our shareholders to change a majority of the members constituting the Board of Directors.

Removal of Directors, Filling Vacancies. Currently, our Articles of Incorporation provide that a director may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds of each class of the voting stock of the Company then outstanding at a meeting called for that purpose.

Vacancies occurring in the Board of Directors may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum.

Certain Business Combinations. Currently, our Articles of Incorporation provide that certain “business combinations” require the affirmative vote of the holders of at least 80 percent of each class of the Company’s voting stock then outstanding, unless the business combination has been approved by a majority of disinterested directors, or the following conditions have been satisfied:

•

Shareholders receive the aggregate of cash and fair market value of consideration other than cash at least equal to the highest per share price paid by an “interested shareholder” for any shares acquired by such interested shareholder, except that holders of preferred stock shall receive the greater of such aggregate amount or the preferential amount per share of the series of preferred stock to which the holders would be entitled in the event of liquidation, dissolution or winding up of the affairs of the Company; and

•	Shareholders receive consideration in cash or in the same form as the “interested shareholder” has previously paid for shares of such class or series of stock; and

•	A proxy statement is mailed to shareholders at least 45 days prior to the holding of a meeting of shareholders to vote upon the business combination.

Affiliated Transactions. Virginia Code Sections 13.1-725 – 727.1 govern “Affiliated Transactions.” These provisions, with several exceptions discussed below, require approval by the holders of at least two-thirds of the remaining voting shares of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares. Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder, or any reclassification, including a reverse stock split, recapitalization, or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by any 10% shareholder by more than 5%.

For three years following the time that a shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with that shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by that shareholder, and majority approval of the disinterested directors. A disinterested director is a member of the Valley Financial Board of Directors who was (i) a member on the date the shareholder acquired more than 10% and (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board. At the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the 10% shareholder.

The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation’s disinterested directors or that the transaction satisfy the fair-price requirement of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the 10% shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation’s shares in the first step.

None of the foregoing limitations and special voting requirements applies to a transaction with any 10% shareholder whose acquisition of shares taking him or her over 10% was approved by a majority of the corporation’s disinterested directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any 10% shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not “opted out” of the Affiliated Transactions provisions.

Control Share Acquisitions. Virginia law also provides that shares acquired in a transaction that would cause the acquiring person’s voting strength to meet or exceed any of the three thresholds (20%, 33  1/3% or 50%) have no voting rights for those shares exceeding that threshold, unless granted by a majority vote of shares not owned by the acquiring person. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of the request.

DESCRIPTION OF THE WARRANT

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of common stock Subject to the warrant

The warrant is initially exercisable for 344,742 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $16.019 million, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 172,371 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the warrant.”

Exercise of the warrant

The initial exercise price applicable to the warrant is $6.97 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 12, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading "—Adjustments to the warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Capital Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 172,371 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $16.019 million and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 12, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 12, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Capital Market in the case of the common stock;

•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or
•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Capital Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The warrant is not listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITY HOLDERS

On December 12, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	A warrant to purchase 344,742 shares of our common stock, representing beneficial ownership of approximately 7% of our common stock as of January 1, 2009; and

•	344,742 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent beneficial ownership of approximately 7% of our common stock as of January 1, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on common stock issuable upon exercise of the warrant as described in “Description of the Warrant” above.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering. For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the warrant and the common stock offered hereby will be passed upon for us by Williams Mullen, counsel to the Company. Attorneys employed by Williams Mullen beneficially owned an aggregate of approximately 220 shares of common stock as of January 9, 2009.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Elliot Davis, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following sets forth our expenses in connection with the offering described in the Registration Statement (all of which we will bear).

SEC registration fee	$ 94*
Legal fees and expenses	10,000
Accountants’ fees and expenses	1,500
Printing expenses	2,500
Other	1,000
Total expenses	$15,094

* Represents actual expenses. All other expenses are estimates

Item 15.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the Board of Directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

We are a Virginia corporation. Article III of our Articles of Incorporation contain provisions indemnifying our directors and officers to the full extent permitted by Virginia law. The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors and officers. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of our directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 16.	Exhibits.

Exhibit No.	Description

3.1

Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 15, 2008 and incorporated herein by reference

4.1

Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 15, 2008 and incorporated herein by reference

4.2	Warrant to Purchase Shares of Common Stock, dated December 12, 2008, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 15, 2008 and incorporated herein by reference

5.1	Opinion of Williams Mullen*

10.1

Letter Agreement, dated as of December 12, 2008, by and between Valley Financial Corporation and the United States Department of the Treasury, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 15, 2008 and incorporated herein by reference

23.1	Consent of Elliot Davis*

23.2	Consent of Williams Mullen (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

*Filed herewith

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Roanoke, Commonwealth of Virginia, on January 12, 2009.

VALLEY FINANCIAL CORPORATION

By:	/s/ Ellis L. Gutshall

Ellis L. Gutshall

President and Chief Executive Officer

Each of the undersigned hereby appoints each of Ellis L. Gutshall and Kimberly B. Snyder as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ellis L. Gutshall
Ellis L. Gutshall	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2009
/s/ Kimberly B. Snyder
Kimberly B. Snyder	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 12, 2009
/s/ George W. Logan
George W. Logan	Director	January 12, 2009
/s/ Ward W. Stevens
Ward W. Stevens	Director	January 12, 2009
/s/ Abney S. Boxley III
Abney S. Boxley, III	Director	January 12, 2009
/s/ William D. Elliot
William D. Elliot	Director	January 12, 2009
/s/ James S. Frantz, Jr.
James S. Frantz, Jr.	Director	January 12, 2009

Mason Haynesworth	Director	January 12, 2009

Eddie F. Hearp	Director	January 12, 2009
/s/ Anna L. Lawson
Anna L. Lawson	Director	January 12, 2009

Barbara B. Lemon	Director	January 12, 2009
/s/ A. Wayne Lewis
A. Wayne Lewis	Director	January 12, 2009
/s/ Samuel L. Lionberger, Jr.
Samuel L. Lionberger, Jr.	Director	January 12, 2009
/s/ Geoffrey M. Ottaway
Geoffrey M. Ottaway	Director	January 12, 2009
/s/ John W. Starr
John W. Starr	Director	January 12, 2009

Edward B. Walker	Director	January 12, 2009
/s/ Michael E. Warner
Michael E. Warner	Director	January 12, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.1

Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 15, 2008 and incorporated herein by reference

4.1

Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 15, 2008 and incorporated herein by reference

4.2	Warrant to Purchase Shares of Common Stock, dated December 12, 2008, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 15, 2008 and incorporated herein by reference

5.1	Opinion of Williams Mullen*

10.1

Letter Agreement, dated as of December 12, 2008, by and between Valley Financial Corporation and the United States Department of the Treasury, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 15, 2008 and incorporated herein by reference

23.1	Consent of Elliot Davis*

23.2	Consent of Williams Mullen (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

*Filed herewith